Exhibit 99.1
OHIO LEGACY CORP ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
Wooster, Ohio, February 12, 2008 – Ohio Legacy Corp (NASDAQ: OLCB) today reported net loss for the three months ended December 31, 2007, of ($838,000) or ($0.38) per share compared to a net loss of ($87,000) or ($0.04) per share, during the fourth quarter of 2006. For the full year the Company reported a loss of ($2.3 million) or ($1.04) per share compared to earnings of $87,000 or $0.04 per share for 2006.
The following key items summarize the Company’s financial results during the fourth quarter of 2007:
▪	Loan loss provision expense was $336,000 for the quarter

▪	Severance expense associated with changes in the Company’s management structure were $236,000

▪	Other Real Estate Owned (OREO) valuation write-downs equaled $516,000

▪	Net interest margin (NIM) has showed improvement since the completion of our sale of the Millersburg Office
These developments represent the efforts of management to rectify the credit problems, balance sheet issues and top line revenue growth challenges that face the Company. Management recognizes the significance of these actions and has not undertaken these steps lightly. The Bank’s capital remains strong, and is well above the Well Capitalized threshold for banks as defined by the FDIC.
Credit Quality. At December 31, 2007, the loan portfolio, net of the allowance for loan losses and deferred fees, was $132.6 million, a decrease of $45.7 million, due largely to the sale of $38.9 million of loans associated with the Millersburg office.
Overall, the Company is making progress towards improving credit quality but at a significant cost. Gross charge-offs for the year totaled $3.2 million, of which $2.6 million (81%) involved commercial real estate loans. Management has discussed previously that we are in a turnaround situation and that credit is one of the issues we are committed to improving. Credit has become a major challenge and many of the actions we took in 2007 were to recognize, isolate and begin to fix the problem.
Nonperforming loans totaled $4.2 million at December 31, 2007 compared to $2.4 million at December 31, 2006. Of this total, nine loan relationships represent nearly $3.4 million or 80% of the total balance. Within the non-performing category we have already taken write-downs totaling $2.5 million. We noted last year that our credit quality issues were largely due to a small concentration of borrowers and that it was our intent to resolve the issues with these borrowers quickly. We underestimated the impact of a continued deterioration of the residential real estate market in Northeastern Ohio and the impact that this would have on our ability to exit these borrowers from our bank. The bulk of our non-performing/non-accrual loans are still concentrated around a very limited group of borrowers whose collateral is primarily commercial and residential real estate projects. Given the state of the housing market in Northern Ohio, we believe that we will be involved in working these projects out of the Bank for some time. We believe that we have accurately accounted for all collateral impairment issues known to us at December 31, 2007. Loans are considered nonperforming if they are impaired or if they are in nonaccrual status.
Other Real Estate Owned showed little change from $2.6 million at December 31, 2006 to $2.4 million December 31, 2007. A single real estate development loan accounts for $2.3  million of this balance. The Bank has taken over management of the development with the intention of completing the project.
The allowance for loan losses decreased to $1.6 million at December 31, 2007 compared to $1.8 million at December 31, 2006. The allowance for loan losses as a percentage of loans increased from 0.99% at December 31, 2006, compared to 1.21% at December 31, 2007. The decrease in the dollar amount and increase in the ratio is due largely to the changes in the loan portfolio resulting from the Millersburg office sale. Our ratio of 1.21% is in line with our peers (1.22%) and as we have enhanced the level of analysis associated with our loan loss provision calculation we believe this represents an adequate reserve for probable loan loss.
Provision for loan loss expense year-over-year increased dramatically due to the charges and write-downs that the Company took in the third and fourth quarters of 2007. Provision expense for 2007 was $3.5 million compared to $467,000 in all of 2006. Of this total, $3.1 million was related to valuation write-downs on specific non-performing loans; the remaining $400,000 was to increase the overall level of reserves to total loans.

In the fourth quarter of 2006 we detailed the steps we had taken to adequately manage the growing concerns we had over credit risk, including the upgrade in our Credit Risk Management Committee, the increase in scope and depth of external loan review discipline and our internal portfolio review process. In addition to these steps, in April of 2007 the Company named Greg Spradlin as Chief Credit Officer. Greg is a career banker having served as a Community Bank CEO in Eastern Kentucky, as Senior Vice President of the Financial Institutions Division of Star, Firstar and US Bank and most recently as Senior Vice President and Kentucky Market Executive for Integra Bank. Greg has been a critical addition to our team and has been integral to our effort of managing through our challenging credit risk situation.
Net Interest Income – During the three months ended December 31, 2007, net interest income was slightly lower at $1.3 million, compared to $1.6 million in the fourth quarter of 2006. Net interest margin rose to 3.22% compared to 2.98% in the fourth quarter of 2006. This improvement comes in spite of the decreases in the fed funds rate which have lowered loan rates, but have had little or no impact on retail deposit rates as of yet.
Net interest income was down in 2007, totaling $6.1 million compared to $6.6 million in 2006. The decrease in net interest income was driven largely by the $45.7 million reduction in outstanding loans, a combination of the branch sale in the third quarter and low new loan production. New loan production was off from 2006 as we began to pull back on real estate backed loans early in the year as it became apparent that the majority of our problem loans were in this asset class. While we saw improvement across the year in loan yields, the reduced volume of loans in the absolute far outweighed the minor improvements we made in interest spread and NIM.
Over the second half of the year we did see small but steady improvements in net interest margin as a result of improvements in both earning asset yields and funding costs. From a high of 4.2% in July 2007, deposit costs dropped to 4.0% in December 2007. Likewise overall funding costs dropped from a high of 4.4% to 4.0% during the same period. Interest spread improved from 2.6% in July 2007 to 2.8% in December 2007, with incremental improvements each month over the July baseline. Similarly, NIM moved from 3.1% in July to 3.2% in December 2007. We are concerned that despite 100 basis points of fed funds rate reductions by the Federal Reserve in the second half of the year, we have seen virtually no downward move in pricing for retail deposits in our banking markets. Specifically, our regional and super-regional bank competitors are maintaining retail deposit rates at pre rate cute levels. At a local level our more immediate issue is continued margin compression, as loans indexed to prime, LIBOR and treasury rates are repricing aggressively downward with no concurrent moves in funding costs.
Noninterest Income – For the year ended December 31, 2007, noninterest income, increased to $1.9 million from $1.1 million in 2006. This increase was impacted by several significant transactions: the sale of the Millersburg Office which produced a $2.1 million gain, the sale of roughly half of the investment portfolio which produced a $340,000 loss and the write-down of three OREO properties totaling $1.1 million. The Bank is in the process of divesting these investment real estate properties. Adjusted for these events, noninterest income was $1.4 million in 2007. This remaining increase is attributable primarily to our secondary mortgage business efforts. We generated net gains of $186,000 on the sale of mortgage loans into the secondary market. This was far under budget for the year, reflecting the state of the mortgage market in Northern Ohio more than our own performance. However, this effort also allowed us to close and sell 193 loans totaling $26.6 million that did not go into our mortgage portfolio as they would have in the past, consistent with our stated asset and liability management goals.
Noninterest Expense – Total noninterest expense increased to $8.1 million during 2007, a $1.0 million increase over 2006. The increase is primarily the result of events associated with the sale of our Millersburg office and charges related to our credit quality improvement efforts. The four areas detailed below account for the majority of the increase.
Professional fees increased $287,000 over 2006 and were $427,000 over budget. This increase was due largely to legal fees associated with a number of problem credits and investment banking fees associated with the Millersburg sale.
Salaries and benefits increased $403,000 over 2006; just over half of this increase was severance payments associated with a restructuring of personnel in the fourth quarter. Excluding these one time payments, our salary and benefit expense increased 5% over 2006.
Deposit expense increased $73,000 over 2006 as a result of increases in charges from the FDIC in an effort to bolster the FDIC reserves. All FDIC insured banks were subject to an increase in their insurance premiums from the FDIC.

Other loan expenses were approximately $103,000 higher in 2007 compared to 2006. The increases were due to a higher number of transactions in the mortgage banking area, as well as additional expenses related to maintaining and managing certain commercial real estate properties.
STRATEGIC DEVELOPMENTS
As we have discussed above, the major focus of the Company right now is credit quality, followed closely by our continued efforts to correct our balance sheet mismatches and to rein in noninterest expense.
Our Millersburg sale addressed all three issues; our historic loan losses were heavily weighted towards Holmes County real estate loans. Most of these losses were related to 1-4 family residential real estate, and came in the form of rapidly deteriorating loans that went from “paid as agreed” to “nonperforming” in a short period of time. The sale of these loans allowed us to concentrate on our more pressing commercial real estate credit quality issues while minimizing any additional “surprises” in credit quality. The balance sheet of the Millersburg office was mismatched in both size and interest rate risk profile. The office had approximately $38.9 million in loans funded by $23.1 million in deposits. On the loan side over half of the portfolio was 1-4 family residential real estate loans with an average contract maturity of 30 years and an average rate of 6.1%. In contrast, approximately $20.0 million of the $23.1 million in deposits were CDs with an average contract term of less than 12 months at an average rate of just under 5.0%. This dynamic contributed to the margin squeeze our Company has experienced over the last 24 months. Lastly, this was an expensive office for the Company to manage. Telecommunications and occupancy expense for the office were significantly above the rest of our footprint. We were pleased to find a buyer for the office that would acquire the bulk of the loan portfolio at par and pay a reasonable premium for all of the deposits of the office. Overall, we feel that the transaction achieved our goals.
We spent much of the fourth quarter continuing to work through the issues in our loan portfolio. While we are not directly impacted by the sub-prime meltdown, we are indirectly affected, and at a significant level. Even after selling more than $20.0 million of 1-4 family mortgages in the Millersburg transaction, our portfolio has a higher percentage of real estate related assets than we feel is optimum. These include loans to builders, real estate developers, apartment building owners, owner occupied commercial properties and conventional residential real estate owners. The sub-prime mortgage situation has added a significant number of properties back into the market at reduced values. This has helped to slow an already slowing housing market in Northern Ohio, depressing new home starts and existing home sales. Nearly all of our largest problem loans are to borrowers directly impacted by the housing industry’s problems. While we believe that we have taken the appropriate steps to limit any additional material losses, the overall state of the housing cycle we are in remains cause for extraordinary vigilance. We do believe that this is a cycle and that like all cycles this will change. It is our desire to come out of this cycle with a clean loan portfolio, a more established and representative balance sheet and a Bank that we all can be excited about.
ANNUAL MEETING
The Board of Directors of Ohio Legacy Corp has declared March 3, 2008, to be the date of record for the Company’s 2008 Annual Meeting of Shareholders. The annual meeting will be held at 10:00 AM Eastern Time on April 24, 2008 at the Wooster Country Club, located at 1251 Oak Hill Road, Wooster, Ohio.
ABOUT OHIO LEGACY CORP
Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers though four full-service banking locations in Canton and Wooster, Ohio.
FORWARD-LOOKING STATEMENTS DISCLOSURE
This release contains certain forward-looking statements related to the future performance and financial condition of Ohio Legacy Corp. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the Company’s current condition and management’s understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the Company’s future results are set forth in the periodic reports and registration statements filed by the Company with the Securities and Exchange Commission.

OHIO LEGACY CORP
CONSOLIDATED BALANCE SHEETS
As of December 31, 2007 (unaudited) and 2006

	2007	2006
ASSETS

Cash and due from banks	$5,764,580	$5,659,986
Federal funds sold and interest-earning deposits in financial institutions	1,350,625	7,379,879

Cash and cash equivalents	7,115,205	13,039,865
Certificate of deposit in financial institution	100,000	100,000
Securities available for sale	29,010,334	26,945,022
Securities held to maturity (fair value of $2,995,121 and $2,166,324 at 2007 and 2006)	3,002,754	2,201,682
Loans held for sale	911,906	1,217,035
Loans, net of allowance of $1,622,906 and $1,757,110 at December 31, 2007 and 2006	131,642,471	177,016,649
Federal bank stock	1,541,200	1,541,200
Premises and equipment, net	2,901,906	3,618,697
Intangible assets	150,322	282,388
Other real estate owned	2,416,367	2,566,301
Accrued interest receivable and other assets	2,812,201	1,954,992

Total assets	$181,604,666	$230,483,831

LIABILITIES

Deposits:
Noninterest-bearing demand	$14,329,339	$17,346,767
Interest-bearing demand	9,995,343	9,988,257
Savings and money market	49,566,417	49,504,180
Certificates of deposit, net	73,458,253	109,477,664

Total deposits	147,349,352	186,316,868
Repurchase agreements	2,022,869	1,317,527
Overnight Federal Home Loan Bank advances	2,025,000	—
Federal Home Loan Bank advances	12,000,000	19,433,770
Subordinated debentures	—	3,325,000
Capital lease obligations	493,168	940,183
Accrued interest payable and other liabilities	1,072,593	731,926

Total liabilities	164,962,982	212,065,274

SHAREHOLDERS’ EQUITY

Preferred stock, no par value, 500,000 shares authorized and none outstanding	—	—
Common stock, no par value, 5,000,000 shares authorized and and 2,214,564 outstanding in 2007 and 2006	18,781,925	18,737,150
Accumulated earnings (deficit)	(2,144,177)	166,415
Accumulated other comprehensive income (loss)	3,936	(485,008)

Total shareholders’ equity	16,641,684	18,418,557

Total liabilities and shareholders’ equity	$181,604,666	$230,483,831

OHIO LEGACY CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and twelve months ended December 31, 2007 (unaudited) and 2006

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
Interest income:
Loans, including fees	$2,455,513	$3,224,970	$12,197,884	$12,030,510
Securities	344,472	292,109	1,227,089	1,227,009
Interest-bearing deposits and federal funds sold		73,445	262,913	230,725
Dividends on federal bank stock	92,192	23,018	101,262	88,520

Total interest income	2,892,177	3,613,542	13,789,148	13,576,764

Interest expense:
Deposits	1,359,656	1,647,845	6,481,949	5,449,750
Federal Home Loan Bank advances	154,421	231,484	788,867	999,935
Subordinated debentures	—	70,722	190,212	282,888
Repurchase agreements	23,225	17,546	87,504	111,270
Capital leases	20,054	36,920	127,580	148,944

Total interest expense	1,557,356	2,004,517	7,676,112	6,992,787

Net interest income	1,334,821	1,609,025	6,113,036	6,583,977

Provision for loan losses	336,204	225,000	3,482,854	467,000

Net interest income after provision for loan losses	998,617	1,384,025	2,630,182	6,116,977

Noninterest income:
Service charges and other fees	242,992	257,422	1,086,241	1,050,597
Gain on sales of loans	64,896	24,702	185,628	24,702
Gain (loss) on sales of securities available for sale	—	—	(340,066)	—
Gain (loss) on disposition or direct write-down of other real estate owned	(513,711)	—	(1,167,729)	(4,036)
Gain on sale of branch	—	—	2,077,556	—
Other income	14,865	33,889	95,442	68,070

Total noninterest income	(190,958)	316,013	1,937,072	1,139,333

Noninterest expense:
Salaries and benefits	1,133,589	987,403	4,177,669	3,774,255
Occupancy and equipment	230,346	237,002	968,484	951,264
Professional fees	160,253	73,426	644,670	357,661
Franchise tax	61,209	55,220	249,070	241,362
Data processing	169,465	161,438	702,988	627,733
Marketing and advertising	63,409	45,549	222,610	185,087
Stationery and supplies	25,875	33,478	118,030	126,678
Intangible asset amortization	29,380	39,363	132,066	172,856
Deposit expense and insurance	56,332	51,542	277,785	204,649
Other expenses	145,576	134,873	588,139	453,337

Total noninterest expense	2,075,434	1,819,294	8,081,511	7,094,882

Earnings before income tax expense	(1,267,775)	(119,256)	(3,514,257)	161,428
Income tax expense (benefit)	(429,739)	(32,256)	(1,203,664)	74,428

Net earnings (loss)	$(838,036)	$(87,000)	$(2,310,593)	$87,000

Basic earnings per share	$(0.38)	$(0.04)	$(1.04)	$0.04
Diluted earnings per share	$(0.38)	$(0.04)	$(1.04)	$0.04

Basic weighted average shares outstanding	2,214,564	2,214,564	2,214,564	2,214,564
Diluted weighted average shares outstanding	2,214,564	2,216,387	2,214,564	2,218,326
Contact: D. Michael Kramer, President and Chief Executive Officer
               330-263-1955
               http://www.ohiolegacycorp.com